Exhibit 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

FEBRUARY 14, 2008

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 marc.rowland@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES 2007 FOURTH QUARTER
AND FULL-YEAR PRODUCTION AND PROVED RESERVES

Fourth Quarter 2007 Production of 2.2 Bcfe per Day Increases 10% Sequentially
and 34% Year-Over-Year; Full-Year Production of 2.0 Bcfe per Day
Increases 23% Year-Over-Year

Proved Reserves Reach Record Level of 10.9 Tcfe and Increase 21% Year-Over-Year;
Company Delivers Full-Year Reserve Replacement Rate of 369% from 1.9 Tcfe of
Additions at a Drilling and Acquisition Cost of $2.08 per Mcfe

Risked Unproved Reserves Reach 33 Tcfe and Unrisked Unproved Reserves
Reach 100 Tcfe; Leasehold and 3-D Seismic Inventories Increase
to 13 Million Net Acres and 19 Million Acres, Respectively

OKLAHOMA CITY, OKLAHOMA, FEBRUARY 14, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today reported production and proved reserves for the 2007 fourth quarter and full year.  Daily production for the 2007 fourth quarter averaged 2.219 billion cubic feet of natural gas equivalent (bcfe), an increase of 193 million cubic feet of natural gas equivalent (mmcfe), or 10%, over the 2.026 bcfe produced per day in the 2007 third quarter and an increase of 566 mmcfe, or 34%, over the 1.653 bcfe of daily production in the 2006 fourth quarter.

Chesapeake’s 2007 fourth quarter production of 204.2 bcfe was comprised of 187.8 billion cubic feet of natural gas (bcf) (92% on a natural gas equivalent basis) and 2.74 million barrels of oil and natural gas liquids (mmbbls) (8% on a natural gas equivalent basis).  Chesapeake’s average daily production for the quarter of 2.219 bcfe consisted of 2.041 bcf of natural gas and 29,728 barrels of oil and natural gas liquids (bbls).

The company’s sequential and year-over-year growth rates for its 2007 fourth quarter natural gas production were 10% and 35%, respectively, while the company’s sequential and year-over-year growth rates for its oil production were 2% and 23%, respectively.  The 2007 fourth quarter was Chesapeake’s 26th consecutive quarter of sequential U.S. production growth.  Over these 26 quarters, Chesapeake’s U.S. production has increased 467%, for an average compound quarterly growth rate of 7% and an average compound annual growth rate of 30%.  Chesapeake’s daily production for the 2007 full year averaged 1.957 bcfe, an increase of 372 mmcfe, or 23%, over the 1.585 bcfe of daily production for the 2006 full year.

Chesapeake’s 2007 full-year production of 714.3 bcfe was comprised of 655.0 bcf (92% on a natural gas equivalent basis) and 9.882 mmbbls (8% on a natural gas equivalent basis).  Chesapeake’s average daily production for the 2007 full year of 1.957 bcfe consisted of 1.794 bcf and 27,074 bbls.  The company’s growth rate for its 2007 full-year natural gas production was 24% and its growth rate for 2007 full-year oil production was 14%.  The 2007 full year was Chesapeake’s 18th consecutive year of sequential production growth.

Oil and Natural Gas Proved Reserves Reach Record Level of 10.9 Tcfe; Drilling
and Acquisition Costs for 2007 Full-Year Average $2.08 per Mcfe; Company
Adds 1.9 Tcfe for a Reserve Replacement Rate of 369%

Chesapeake began 2007 with estimated proved reserves of 8.956 trillion cubic feet of natural gas equivalent (tcfe) and ended the year with 10.879 tcfe, an increase of 1.923 tcfe, or 21%.  During the year, Chesapeake replaced its 714 bcfe of production with an estimated 2.637 tcfe of new proved reserves for a reserve replacement rate of 369%.  Reserve replacement through the drillbit was 2.468 tcfe, or 346% of production (including 1.248 tcfe of positive performance revisions and 97 bcfe of positive revisions resulting from oil and natural gas price increases between December 31, 2006 and December 31, 2007) and 94% of the total increase.  Reserve replacement through the acquisition of proved reserves completed during the year was 377 bcfe, or 53% of production and 14% of the total increase.  Proved reserves divestments during the year totaled 208 bcfe for proceeds of $1.1 billion at a sales price of $5.49 per mcfe.

On a per thousand cubic feet of natural gas equivalent (mcfe) basis, the company’s total drilling and acquisition costs for the year were $2.08 per mcfe (excluding costs of $343 million for seismic, $1.1 billion for acquisition of unproved properties, $1.1 billion to acquire new leasehold, $254 million for capitalized interest on leasehold and unproved property and $159 million relating to tax basis step-up and asset retirement obligations, as well as positive revisions of proved reserves from higher oil and natural gas prices).  Excluding these same items, Chesapeake’s exploration and development costs through the drillbit were $2.13 per mcfe during the year while reserve replacement costs through acquisitions of proved reserves were $1.78 per mcfe.  A reconciliation of finding and acquisition costs and a roll-forward of proved reserves are presented in the following tables.

CHESAPEAKE ENERGY CORPORATION
RECONCILIATION OF ADDITIONS TO OIL AND NATURAL GAS PROPERTIES
TWELVE MONTHS ENDED DECEMBER 31, 2007
($ in 000’s, except per unit amounts)
(unaudited)

	Cost	Reserves (in mmcfe)		$/mcfe

Exploration and development costs	$5,055,230	2,371,063	(a)	2.13
Acquisition of proved properties	670,760	377,230		1.78
Subtotal	5,725,990	2,748,293		2.08

Divestitures	(1,142,059)	(208,141)		(5.49)
Geological and geophysical costs	343,479	—
Adjusted subtotal	4,927,410	2,540,152		1.94

Revisions – price	—	97,118

Leasehold acquisition costs	885,991	—
Lease brokerage costs and recording fees	224,353	—
Acquisition of unproved properties and other	1,100,780	—
Capitalized interest on leasehold and unproved property	253,651	—
Adjusted subtotal	7,392,185	2,637,270		2.80

Tax basis step-up	130,519	—
Asset retirement obligation and other	28,863	—
Total	$7,551,567	2,637,270		2.86

(a)	Includes positive performance revisions of 1.248 tcfe and excludes positive revisions of 97 bcfe resulting from oil and natural gas price increases between December 31, 2006 and December 31, 2007.

CHESAPEAKE ENERGY CORPORATION
ROLL-FORWARD OF PROVED RESERVES
TWELVE MONTHS ENDED DECEMBER 31, 2007
(unaudited)

Mmcfe

Beginning balance, 01/01/07	8,955,614
Extensions and discoveries	1,122,986
Acquisitions	377,230
Divestitures	(208,141)
Revisions – performance	1,248,077
Revisions – price	97,118
Production	(714,261)
Ending balance, 12/31/07	10,878,623

Reserve replacement	2,637,270
Reserve replacement ratio (a)	369%

(a)
The company uses the reserve replacement ratio as an indicator of the company’s ability to replenish annual production volumes and grow its reserves, thereby providing some information on the sources of future production. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations.  The ratio is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions.  Its predictive and comparative value is also limited for the same reasons.  In addition, since the ratio does not embed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation.

As of December 31, 2007, Chesapeake’s estimated future net cash flows from proved reserves, discounted at an annual rate of 10% before income taxes (PV-10), were $20.6 billion, using field differential adjusted prices of $6.19 per thousand cubic feet of natural gas (mcf) (based on a NYMEX year-end price of $6.80 per mcf) and $90.58 per bbl (based on a NYMEX year-end price of $96.00 per bbl).  Chesapeake’s current PV-10 changes by approximately $390 million for every $0.10 per mcf change in natural gas prices and approximately $56 million for every $1.00 per bbl change in oil prices.

By comparison, the December 31, 2006 PV-10 of the company’s proved reserves was $13.6 billion using field differential adjusted prices of $5.41 per mcf (based on a NYMEX year-end price of $5.64 per mcf) and $56.25 per bbl (based on a NYMEX year-end price of $61.15 per bbl).  Including the effect of income taxes, the standardized measure of discounted future net cash flows from proved reserves at year-end 2006 was $10.0 billion.  The standardized measure of discounted future net cash flows from proved reserves at year-end 2007 has not yet been calculated, but will be included in the company's annual report on Form 10-K to be filed by February 29, 2008.

Chesapeake’s Leasehold and 3-D Seismic Inventories Increase to 13 Million Net
Acres and 19 Million Acres; Risked Unproved Reserves in the Company’s
Inventory Reach 33 Tcfe While Unrisked Unproved Reserves Reach 100 Tcfe

Since 2000, Chesapeake has invested $9.4 billion in new leasehold and 3-D seismic acquisitions and now owns the largest combined inventories of onshore leasehold (13.2 million net acres) and 3-D seismic (19.2 million acres) in the U.S.  On this leasehold, Chesapeake has an estimated 3.9 tcfe of proved undeveloped reserves and approximately 33 tcfe of risked unproved reserves (100 tcfe of unrisked unproved reserves).  The company is currently using 145 operated drilling rigs to further develop its inventory of approximately 36,300 net drillsites, representing more than a 10-year inventory of drilling projects.

Chesapeake characterizes its drilling inventory by one of four play types: conventional gas resource, unconventional gas resource, emerging unconventional gas resource and Appalachian Basin gas resource.  In these plays, Chesapeake uses a probability-weighted statistical approach to estimate the potential number of drillsites and unproved reserves associated with such drillsites.  The following table and narratives summarize Chesapeake’s ownership and activity in each gas resource play type and highlights notable projects in each play.

		Est.	Risked	Est.	Est. Avg.	Total	Risked	Unrisked	Current	Current
	CHK	Drilling	Net	Average	Reserves	Proved	Unproved	Unproved	Daily	Operated
	Net	Density	Undrilled	Well Cost	Per Well	Reserves	Reserves	Reserves	Production	Rig
Play Area	Acreage	(Acres)	Wells	($000)	(bcfe)	(bcfe)	(bcfe)	(bcfe)	(mmcfe)	Count
Conventional
Southern Oklahoma	345,000	120	600	$3,500	2.20	849	800	3,200	200	7
South Texas	145,000	80	400	$3,300	2.00	428	500	1,900	130	5
Mountain Front	140,000	320	100	$9,000	5.00	217	300	1,100	95	2
Other Conventional	2,970,000	Various	3,900	Various	Various	2,449	3,000	16,500	560	16
Conventional Sub-total	3,600,000		5,000			3,943	4,600	22,700	985	30

Unconventional
Fort Worth Barnett Shale	260,000	50	3,550	$2,600	2.50	2,062	5,900	7,300	410	39
Fayetteville Shale (Core)	585,000	80	5,725	$3,000	2.00	335	9,300	21,500	100	11
Sahara	850,000	70	9,000	$880	0.55	1,050	3,500	4,000	180	12
Deep Haley	550,000	320	325	$12,000	6.00	291	1,300	7,300	100	9
Ark-La-Tex	220,000	55	950	$1,700	0.90	615	400	1,900	120	6
Granite, Atoka and Colony Washes	200,000	80	1,225	$4,000	2.30	881	1,800	2,500	160	11
Other Unconventional	935,000	Various	625	Various	Various	196	600	700	30	8
Unconventional Sub-total	3,600,000		21,400			5,430	22,800	45,200	1,100	96

Emerging Unconventional
Delaware Basin Shales	815,000	160	500	$6,500	3.00	15	1,200	11,700	ND	4
Deep Bossier	390,000	320	125	$10,000	5.00	22	400	4,500	ND	3
Ardmore Basin Woodford Shale	170,000	160	200	$3,400	1.70	32	300	1,300	ND	2
Alabama Shales	315,000	ND	100	ND	ND	0	100	2,000	ND	1
Other Emerging Unconventional	310,000	Various	125	Various	Various	3	300	2,500	ND	1
Emerging Unconventional Sub-total	2,000,000		1,050			72	2,300	22,000	25	11

Appalachia
Marcellus Shale	1,030,000	160	1,400	$1,600	1.25	ND	1,400	5,700	ND	2
Lower Huron and Other	2,970,000	Various	7,450	Various	Various	ND	2,100	3,900	ND	6
Appalachia Sub-total	4,000,000		8,850			1,402	3,500	9,600	85	8

Total	13,200,000		36,300			10,847	33,200	99,500	2,195	145

Note: Data above is pro forma for divestitures of approximately 32 bcfe of proved reserves and 37,000 net acres of leasehold post year-end 2007.  The table also reflects the effects of the company's VPP transaction that reduced Appalacian production and proved reserves by 208 bcfe and 55 mmcfe per day as of December 31, 2007.

ND = Not disclosed

Conventional Gas Resource Plays– In its traditional conventional areas (i.e., portions of the Mid-Continent, Permian, Gulf Coast and South Texas regions), where exploration targets are typically deep and defined using 3-D seismic data, Chesapeake believes it has a meaningful competitive advantage due to its operating scale, deep drilling expertise and approximately 14 million acres of 3-D seismic data.  Chesapeake is producing approximately 1.0 bcfe net per day in conventional gas resource plays and is currently using 30 operated drilling rigs to further develop its inventory of 3.6 million net acres.  Chesapeake’s proved developed reserves in conventional gas resource plays are 3.0 tcfe, its proved undeveloped reserves are 1.0 tcfe and assuming 5,000 net wells are drilled in the years ahead, its estimated risked unproved reserves are 4.6 tcfe (22.7 tcfe of unrisked unproved reserves).  Three of Chesapeake’s most important conventional gas resource plays are described below:

•
Southern Oklahoma (generally Pennsylvanian-aged formations in Bray, Cement, Golden Trend, Sholem Alechem and Texoma):  From various formations located in the Ardmore and Anadarko basins, the company is producing approximately 200 mmcfe net per day. The company is currently using seven operated rigs to further develop its 345,000 net acres of leasehold.  Chesapeake’s proved developed reserves in southern Oklahoma are an estimated 601 bcfe, its proved undeveloped reserves are an estimated 248 bcfe and assuming an additional 600 net wells are drilled in the years ahead, its estimated risked unproved reserves are approximately 800 bcfe (3.2 tcfe of unrisked unproved reserves).  The company’s targeted results for vertical southern Oklahoma wells are $3.5 million to develop 2.2 bcfe on approximately 120-acre spacing.

•
South Texas:  Located primarily in Zapata and Hidalgo counties, Texas, Chesapeake's South Texas assets are producing approximately 130 mmcfe net per day.  The company is currently using five operated rigs to further develop its 145,000 net acres of leasehold.  Chesapeake’s proved developed reserves in South Texas are an estimated 294 bcfe, its proved undeveloped reserves are an estimated 134 bcfe and assuming an additional 400 net wells are drilled in the years ahead, its estimated risked unproved reserves are approximately 500 bcfe (1.9 tcfe of unrisked unproved reserves).  The company’s targeted results for vertical South Texas wells are $3.3 million to develop 2.0 bcfe on approximately 80-acre spacing.

•
Mountain Front (primarily Morrow and Springer formations in western Oklahoma):  From these prolific formations located in the Anadarko Basin, the company is producing approximately 95 mmcfe net per day.  The company is currently using two operated rigs to further develop its 140,000 net acres of Mountain Front leasehold.  Chesapeake’s proved developed reserves in the Mountain Front area are an estimated 170 bcfe, its proved undeveloped reserves are an estimated 47 bcfe and assuming an additional 100 net wells are drilled in the years ahead, its estimated risked unproved reserves are approximately 300 bcfe (1.1 tcfe of unrisked unproved reserves).  The company’s targeted results for vertical Mountain Front wells are $9.0 million to develop 5.0 bcfe on approximately 320-acre spacing.

Unconventional Gas Resource Plays– From its unconventional gas resource plays, the company is producing approximately 1.1 bcfe net per day.  In these plays, the company is currently using 96 operated drilling rigs to further develop its inventory of 3.6 million net acres.  Chesapeake’s proved developed reserves in unconventional gas resource plays are 3.0 tcfe, its proved undeveloped reserves are 2.4 tcfe and assuming 21,400 net wells are drilled in the years ahead, its estimated risked unproved reserves are 22.8 tcfe (45.2 tcfe of unrisked unproved reserves).  Six of Chesapeake’s most important unconventional gas resource plays are described below:

•
Fort Worth Barnett Shale (North Texas):  The Fort Worth Barnett Shale is the largest and most prolific unconventional gas resource play in the U.S.  In this play, Chesapeake is the second-largest producer of natural gas, the most active driller and the largest leasehold owner in the Core and Tier 1 sweet spot of Tarrant, Johnson and western Dallas counties.  Chesapeake is producing approximately 410 mmcfe net per day from the Fort Worth Barnett Shale.  As a result of the company’s favorably positioned leasehold and its active drilling program, Chesapeake’s net production in the Fort Worth Barnett Shale play has increased by approximately 80 mmcfe per day, or 24%, over the past three months and has increased by approximately 235 mmcfe per day, or 134%, over the past year.  Chesapeake is currently using 39 operated rigs to further develop its 260,000 net acres of leasehold, of which 220,000 net acres are located in the prime Core and Tier 1 areas.  At its current pace of drilling, Chesapeake expects to be completing, on average, one new Barnett Shale well approximately every 15 hours through at least 2012.  Chesapeake’s proved developed reserves in the Fort Worth Barnett Shale are an estimated 1.2 tcfe, its proved undeveloped reserves are an estimated 840 bcfe and assuming an additional 3,550 net wells are drilled in the years ahead, its estimated risked unproved reserves are 5.9 tcfe (7.3 tcfe of unrisked unproved reserves).  The company’s targeted results for Core and Tier 1 horizontal Fort Worth Barnett Shale wells are 2.65 bcfe at a cost of $2.6 million on approximately 50-acre spacing.  Since entering the play in 2004, the company has drilled approximately 700 horizontal Fort Worth Barnett Shale wells.

•
Fayetteville Shale (Arkansas):  In the Fayetteville Shale, Chesapeake is the second-largest leasehold owner in the Core area of the play and is producing approximately 100 mmcfe net per day.  Over the past three months, Chesapeake’s net production in the Fayetteville Shale play has increased by approximately 40 mmcfe per day, or 67% and, over the past year, has increased by approximately 90 mmcfe per day, or 900%.  Chesapeake is currently using 11 operated rigs to further develop its 585,000 net acres of leasehold in the Core area of the play.  Chesapeake’s proved developed reserves in the Fayetteville Shale are an estimated 190 bcfe, its proved undeveloped reserves are an estimated 145 bcfe and assuming an additional 5,725 net wells are drilled in the years ahead, its estimated risked unproved reserves are approximately 9.3 tcfe (21.5 tcfe of unrisked unproved reserves).  The company’s targeted results for horizontal Fayetteville Shale wells are 2.0 bcfe at a cost of $3.0 million on approximately 80-acre spacing.  Since entering the play in 2005, the company has drilled approximately 140 horizontal Fayetteville Shale wells.

•
Sahara (primarily Mississippi, Chester and Hunton formations in Northwest Oklahoma):  In this vast play that extends across five counties in northwestern Oklahoma, Chesapeake is the largest producer of natural gas, the most active driller and the largest leasehold owner.  Chesapeake is producing approximately 180 mmcfe net per day in the Sahara area.  The company is currently using 12 operated rigs to further develop its 850,000 net acres of leasehold.  Chesapeake’s proved developed reserves in Sahara are an estimated 557 bcfe, its proved undeveloped reserves are an estimated 493 bcfe and assuming an additional 9,000 net wells are drilled in the years ahead, its estimated risked unproved reserves are approximately 3.5 tcfe (4.0 tcfe of unrisked unproved reserves).  The company’s targeted results for vertical Sahara wells are $0.9 million to develop 0.55 bcfe on approximately 70-acre spacing.  Since entering the play in 1999, the company has drilled approximately 1,400 vertical and horizontal Sahara wells.

•
Deep Haley (primarily Strawn, Atoka and Morrow formations in West Texas):  In this West Texas Delaware Basin area, Chesapeake is the largest leasehold owner and the most active driller.  Chesapeake’s production from Deep Haley is approximately 100 mmcfe net per day.  The company is currently using nine operated rigs to further develop its 550,000 net acres of leasehold.  Chesapeake’s proved developed reserves in Deep Haley are an estimated 138 bcfe, its proved undeveloped reserves are an estimated 153 bcfe and assuming an additional 325 net wells are drilled in the years ahead, its estimated risked unproved reserves are approximately 1.3 tcfe (7.3 tcfe of unrisked unproved reserves).  The company’s targeted results for vertical Deep Haley wells are $12.0 million to develop 6.0 bcfe on approximately 320-acre spacing.  Since entering the play in 2004, the company has drilled approximately 60 Deep Haley wells.

•
Ark-La-Tex (primarily Travis Peak, Cotton Valley, Pettit and Bossier formations):  In this large region covering most of East Texas and northern Louisiana, Chesapeake has assembled a strong portfolio of unconventional gas resource plays.  Chesapeake is one of the ten largest producers of natural gas, the third most active driller and one of the largest leasehold owners in the area.  Chesapeake is producing approximately 120 mmcfe net per day in the Ark-La-Tex area.  The company is currently using six operated rigs to further develop its 220,000 net acres of leasehold.  Chesapeake’s unconventional proved developed reserves in the Ark-La-Tex region are an estimated 371 bcfe, its proved undeveloped reserves are an estimated 244 bcfe and assuming an additional 950 net wells are drilled in the years ahead, its estimated unconventional risked unproved reserves are approximately 400 bcfe (1.9 tcfe of unrisked unproved reserves).  The company’s targeted results for medium-depth vertical Ark-La-Tex wells are $1.7 million to develop 0.9 bcfe on approximately 55-acre spacing.

•
Granite, Atoka and Colony Washes (western Oklahoma and Texas Panhandle):  Chesapeake is the largest producer of natural gas, the most active driller and the largest leasehold owner in the various Wash plays of the Anadarko Basin.  Chesapeake is producing approximately 160 mmcfe net per day from these plays.  The company is currently using 11 operated rigs to further develop its 200,000 net acres of Wash leasehold.  Chesapeake’s proved developed reserves in the Wash plays are an estimated 430 bcfe, its proved undeveloped reserves are an estimated 451 bcfe and assuming an additional 1,225 net wells are drilled in the years ahead, its estimated risked unproved reserves are approximately 1.8 tcfe (2.5 tcfe of unrisked unproved reserves).  The company’s targeted results for vertical Granite and Atoka Wash wells are $3.3 million to develop 1.5 bcfe on approximately 80-acre spacing.  The company’s targeted results for horizontal Colony Wash wells are $6.5 million to develop 5.5 bcfe on approximately 160-acre spacing.

Emerging Unconventional Gas Resource Plays– In its emerging unconventional gas resource plays, commercial production has only recently been established (generally in not meaningful amounts), but the company believes future reserve potential could be substantial.  In these plays, Chesapeake is currently using 11 operated drilling rigs to further develop its inventory of 2.0 million net acres.  Chesapeake’s proved developed reserves in emerging unconventional gas resource plays are 62 bcfe, its proved undeveloped reserves are 10 bcfe and assuming an additional 1,050 net wells are drilled in the years ahead, its estimated risked unproved reserves are 2.3 tcfe (22.0 tcfe of unrisked unproved reserves).  Four of Chesapeake’s most important emerging unconventional gas resource plays are described below:

•
Delaware Basin Shales (primarily Barnett and Woodford formations in West Texas):  Chesapeake continues to evaluate a variety of drilling and completion techniques to test the commercial potential of its Delaware Basin Barnett and Woodford Shale play in far West Texas where Chesapeake is the largest leasehold owner.  The company is currently using four operated rigs to further develop its 815,000 net acres of leasehold.  Chesapeake’s proved developed reserves in the Delaware Basin Shale plays are 15 bcfe, it has not booked proved undeveloped reserves and assuming an additional 500 net wells are drilled in the years ahead, its estimated risked unproved reserves are 1.2 tcfe (11.7 tcfe of unrisked unproved reserves).  The company’s targeted results for Delaware Basin vertical Barnett and Woodford Shale wells are $6.5 million to develop 3.0 bcfe on approximately 160-acre spacing.  The company has not yet developed a model for targeted results from horizontal wells in the play.

•
Deep Bossier (East Texas and northern Louisiana):  Chesapeake is the second largest leasehold owner in the Deep Bossier play.  The company is currently using three operated rigs to further develop its 390,000 net acres of leasehold.  Chesapeake’s proved developed reserves in the Deep Bossier are 20 bcfe, its proved undeveloped reserves are two bcfe and assuming an additional 125 net wells are drilled in the year ahead, its estimated risked unproved reserves are approximately 400 bcfe (4.5 tcfe of unrisked unproved reserves).  The company’s targeted results for vertical Deep Bossier wells are $10.0 million to develop 5.0 bcfe on approximately 320-acre spacing.

•
Ardmore Basin Woodford Shale (southern Oklahoma):  Chesapeake is utilizing two operated rigs to drill vertical and horizontal wells to evaluate the commercial potential of its Ardmore Basin Woodford Shale play in southern Oklahoma.  Chesapeake is the largest leasehold owner in the play with 170,000 net acres of leasehold.  Chesapeake’s proved developed reserves in the Ardmore Basin Woodford Shale play are an estimated 24 bcfe, its proved undeveloped reserves are 8 bcfe and assuming an additional 200 net wells are drilled in the years ahead, its estimated risked unproved reserves are approximately 300 bcfe (1.3 tcfe of unrisked unproved reserves).  The company’s targeted results for Ardmore Basin horizontal Woodford Shale wells are $3.4 million to develop 1.7 bcfe on approximately 160-acre spacing.

•
Alabama Shales:  Chesapeake and Energen Corporation are 50/50 partners and the largest leasehold owners in various Alabama shale plays.  The company has no production in Alabama, but has recently spud its first well to begin testing its 315,000 net acres of leasehold.  Assuming an additional 100 net wells are drilled in the years ahead, Chesapeake’s estimated risked unproved reserves are approximately 100 bcfe (2.0 tcfe of unrisked unproved reserves).  The company has not yet developed a model for targeted results in the plays pending drilling results from its initial test wells.

Appalachian Basin Gas Resource Plays– Chesapeake’s Appalachian assets include both conventional and unconventional play types in various Devonian Shales and in other non-shale formations.  Chesapeake is the largest leasehold owner in the region with 4.0 million net acres and is producing approximately 85 mmcfe net per day following the sale of approximately 55 mmcfe per day of net production through a volumetric production payment at year-end 2007.  The company is currently using eight operated rigs in the region to further develop its extensive leasehold position.  Chesapeake’s proved developed reserves in Appalachia are 850 bcfe, its proved undeveloped reserves are 552 bcfe and assuming an additional 8,850 net wells are drilled in the years ahead, its estimated risked unproved reserves are 3.5 tcfe (9.6 tcfe of unrisked unproved reserves).  The company is actively developing traditional shallow Devonian Shale wells and tight gas sand wells, but is also conducting exploration programs in the Lower Huron and Marcellus Shale formations and in various non-shale deeper formations.  Chesapeake’s position in the emerging Marcellus Shale is described below:

•
Marcellus Shale (West Virginia, Pennsylvania and New York):  Chesapeake is the largest leasehold owner in the Marcellus Shale play that spans from West Virginia to southern New York.  The company is currently using two operated rigs to further develop its 1.0 million net acres of Marcellus leasehold.  Assuming 1,400 net wells are drilled in the years ahead, Chesapeake’s estimated risked unproved reserves are approximately 1.4 tcfe (5.7 tcfe of unrisked unproved reserves).  The company’s targeted results for vertical Marcellus Shale wells are $1.6 million to develop 1.25 bcfe on approximately 160-acre spacing.  The company has not yet developed a model for targeted results from horizontal wells in the play.

In addition, Chesapeake continues to actively generate new prospects and acquire additional leasehold throughout the company’s areas of operation in various conventional, unconventional and emerging unconventional plays not described above.

Company Sells 27,000 Net Acres of Arkoma Basin Woodford Shale Acreage for
$170 Million and Exits Williston Basin for $80 Million

To high-grade its leasehold inventories and to take advantage of industry enthusiasm for certain shale plays that are not as attractive to Chesapeake, the company sold approximately 27,000 net acres in the Woodford Shale play in the Arkoma Basin of southeastern Oklahoma for proceeds of approximately $170 million, or approximately $6,300 per acre.  Additionally, Chesapeake exited the Williston Basin and sold properties in the Rocky Mountains that included approximately 10,000 net acres, 28 bcfe of proved reserves and five mmcfe of daily production for proceeds of approximately $80 million.  These transactions were completed in 2008 and Meagher Oil & Gas Properties, Inc. acted as advisor to Chesapeake.

Management Comments

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are pleased to report outstanding production and reserve growth for the 2007 fourth quarter and full year.  We are particularly proud of our success in growing through the drillbit that enabled the company to exceed its internal expectations and to lead the E&P industry in organic reserve and production growth.

“We are also excited to showcase the company’s unparalleled future growth opportunities that could potentially develop up to 100 tcfe of unproved reserves.  Our early recognition that structurally higher natural gas prices, combined with improved drilling and completion technologies on unconventional reservoirs, has enabled Chesapeake’s engineering, geoscientific and lease acquisition teams to assemble the largest inventory of drilling opportunities and unrealized upside in the industry.  This inventory should allow Chesapeake to deliver top-tier returns to shareholders through high rates of reserve and production growth for many years to come.”

Conference Call Information

A conference call to discuss this release has been scheduled for Friday morning, February 15, 2008, at 9:00 a.m. EST.  The telephone number to access the conference call is 913-312-0949 or toll-free 888-599-8685. The passcode for the call is 1184447.  We encourage those who would like to participate in the call to dial the access number between 8:50 and 8:55 a.m. EST.  For those unable to participate in the conference call, a replay will be available for audio playback from 12:00 p.m. EST February 15, 2008 and will run through midnight Friday, February 29, 2008.  The number to access the conference call replay is 719-457-0820 or toll-free 888-203-1112. The passcode for the replay is 1184447.  The conference call will also be webcast live on the Internet and can be accessed by going to Chesapeake’s website at www.chk.com and selecting the “News & Events” section.  The webcast of the conference call will be available on our website for one year.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our current expectations or forecasts of future events, including estimates of oil and natural gas reserves, data on future drilling locations and estimates of reserves we believe may be developed through our planned drilling activities.  Although we believe our expectations and forecasts are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update this information.

Factors that could cause actual results to differ materially from expected results are described in “Risks Related to our Business” under “Risk Factors” in the Offer to Exchange attached as an exhibit to each of the two Schedules TO we filed with the Securities and Exchange Commission on October 23, 2007.  These risk factors include the volatility of oil and natural gas prices; the limitations our level of indebtedness may have on our financial flexibility; the availability of capital on an economic basis to fund reserve replacement costs; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and the amount and timing of development expenditures; drilling and operating risks, including potential environmental liabilities; and our ability to execute our financial plan.

The SEC has generally permitted oil and natural gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  We use the term “unproved” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC's guidelines may prohibit us from including in filings with the SEC.  These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the company. While we believe our calculations of unproved drillsites and estimation of unproved reserves have been appropriately risked and are reasonable, such calculations and estimates have not been reviewed by third-party engineers or appraisers.

Chesapeake Energy Corporation is the largest independent and third-largest overall producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chk.com.